Tidal Trust II 485APOS

Exhibit 99.(p)(xxvi)

Attachment 4

Code of Ethics

I.	Introduction

Defiance ETFs LLC (“Defiance”) is guided in all actions by high ethical and professional standards. Accordingly, the Company has embraced the SEC’s adoption of Rule 204A-1 under the Investment Advisers Act of 1940, the “Code of Ethics rule”, as an opportunity to affirm its duty to its clients.

Pursuant to the SEC’s adoption of this rule, the Company has adopted this Code of Ethics (“the Code”) in order to set the standards of conduct to be followed by all persons associated with the Company. The Company has set high standards, the intention of which is to protect client interests at all times and to demonstrate the Company’s commitment to its fiduciary duties of honesty, good faith and fair dealing with clients. All officers, directors and employees (“Associated Persons”) are subject to this Code and the procedures outlined in it. The policies and guidelines set forth in this Code of Ethics must be strictly adhered to by all associated persons. Severe disciplinary actions, including dismissal, may be imposed for violations of this Code of Ethics.

The Company has several goals in adopting this Code. First, the Company desires to comply with all applicable laws and regulations governing its practice. We believe that compliance with such regulations is a signal to our clients that we exist to serve them, not ourselves, and that we support the efforts of those organizations dedicated to upholding the law.

Next, the management of the Company has set forth guidelines for professional standards, under which all associated persons are to conduct themselves. All associated persons are expected to strictly adhere to these guidelines, as well as the procedures for approval and reporting established in the Code. This will serve to inform and educate associated persons regarding appropriate activities. The Company has instituted, as a deterrent, a policy of disciplinary actions to be taken with respect to any associated person who violates the Code.

Finally, the Company has adopted specific policies and procedures designed to assist in the implementation of the guidelines outlined below. These policies and procedures will serve to assist in reviewing the effectiveness of the implementation of the Code on an ongoing basis.

II.	Definitions

“Supervised Person”. This term includes directors, officers, partners and employees of the Company, as well as any other person occupying a similar status or performing similar functions. The Company may also include in this category temporary workers, consultants, independent contractors, interns, and anyone else designated by the Chief Compliance Officer (“CCO”). For purposes of the Code, such ‘outside individuals’ will generally only be included in the definition of a supervised person if their duties include access to certain types of information, which would put them in a position of sufficient knowledge to necessitate their inclusion under the Code. The CCO shall make the final determination as to which of these are considered supervised persons.

“Access Person”. An Access Person is a Supervised Person who has access to nonpublic information regarding any client’s purchase or sale of securities, is involved in making securities recommendations to clients, or has access to such recommendations that are nonpublic. All of the firm’s directors, officers, and partners are presumed to be access persons.

“Associated Person”. For purposes of this Code, all Supervised and Access Persons are subject to the provisions of the Code, and are collectively referred to as ‘associated persons’.

“Advisory Client”. Any person to whom or entity to which the Company serves as an investment adviser, renders investment advice or makes any investment decisions for a fee is considered to be a client.

“Disinterested Fund Directors” are directors of the Trust who are not “interested persons” of an ETF under Section 2(a)(19) of the Investment Company Act of 1940.

“Part-time employees” means employees employed on a permanent basis, but obligated to work less than a full (i.e., forty-hour) work week.

“Reportable” or “Covered” Securities”. These securities include stocks, bonds, exchange traded funds (ETFs), notes, debentures and other evidences of indebtedness (including loan participations and assignments), limited partnership interests, investment contracts, and all derivative instruments, such as options and warrants.

“Non-Reportable Securities”. Specifically exempt from the definition of reportable or covered securities are: treasury securities; bank certificates of deposits, commercial paper, etc.; money market fund shares; shares of open-end mutual funds that are not advised or sub-advised by the Company; and units of a unit investment trust if the UIT is invested exclusively in unaffiliated mutual funds.

III.	Guidelines for Professional Standards

All associated persons must at all times reflect the professional standards expected of those engaged in the investment advisory business, and shall act within the spirit and the letter of the federal, state and local laws and regulations pertaining to investment advisers and the general conduct of business.

All associated persons are required to report any violation of the Code, by any person, to the CCO or other appropriate person of the Company immediately. Such reports will be held in confidence.

Alternatively, covered persons may report violations to the Independent Chairman of the Trust’s Board, who will then report the violation or suspected violation to the CCO.

Associated persons must place the interests of Advisory Clients first. All associated persons must scrupulously avoid serving their own personal interests ahead of the interests of the Company’s Advisory Clients. In addition, associated persons must work diligently to ensure that all clients are treated fairly. Defiance’s trading policy and procedures address this important issue in more detail.

All associated persons are naturally prohibited from engaging in any practice that defrauds or misleads any client, or engaging in any manipulative or deceitful practice with respect to clients or securities.

Associated persons must avoid taking inappropriate advantage of their positions. The receipt of investment opportunities, perquisites or gifts from clients or potential clients could call into question the exercise of the independent judgment of an associated person. Associated persons should therefore use caution in these circumstances, and always consult the CCO when in doubt. Generally gifts valued over

$100 are not permitted to be given or accepted by any associated person.

Associated persons must pre-clear in writing the receipt of any gifts or entertainment from a broker-dealer or a broker-dealer representative with the CCO. Generally, the Company prohibits any such gifts or entertainment that are of more than a de minimis value ($100). Such gifts are approved on a case by case basis at the CCO’s discretion.

Associated persons are prohibited from serving on the board of directors of a company that is a portfolio holding.

Associated persons must conduct all personal securities transactions in full compliance with this Code, including both pre-clearance and reporting requirements. Doubtful situations always should be resolved in favor of Advisory Clients and in cooperation with the CCO. Technical compliance with the Code’s provisions shall not automatically insulate from scrutiny any securities transactions or actions that could indicate a violation of the Company’s fiduciary duties.

Associated persons must avoid actions or activities that allow a person to profit or benefit from his or her position with the Adviser at the expense of clients, or that otherwise bring into question the person’s independence or judgment. The Personal Trading Policies are a part of this Code of Ethics.

The Company has adopted Insider Trading Policies that set parameters for the establishment, maintenance and enforcement of policies and procedures to detect and prevent the misuse of material non-public information. The Insider Trading Policies are a part of this Code of Ethics.

Associated persons are prohibited from accepting compensation for services from outside sources without the specific permission of the CCO or other qualified individual in the Company.

When any associated person faces a conflict or potential conflict between their personal interest and the interests of clients, they are required to immediately report the conflict to the CCO for instruction regarding how to proceed.

The recommendations and actions of the Company are confidential and private matters that are not to be distributed, discussed or communicated outside the Company, except to broker/dealers or other bona fide service providers in the ordinary course of business. In addition, no information obtained during the course of employment regarding particular securities (including internal reports and recommendations) may be transmitted, distributed, or communicated to anyone who is not affiliated with the Company, without the prior written approval of the CCO.

Defiance shall comply with the Trust’s Policy regarding the disclosure of an ETF’s portfolio holdings. Accordingly, no officer or employee of Defiance shall disclose to any person outside of Defiance, other than a Trust officer, any intraday holding of a Defiance ETF.

IV.	Insider Trading

The purpose of these policies and procedures (the “Insider Trading Policies”) is to educate our associated persons regarding insider trading, and to detect and prevent insider trading by any person associated with Defiance. The term “insider trading” is not specifically defined in the securities laws, but generally refers to the use of material, non-public information to trade in securities or the communication of material, non- public information to others.

A.	Prohibited Activities

All associated persons of the Company, including contract, temporary, or part-time personnel, or any other person associated with the Adviser are prohibited from the following activities:

(a)	trading or recommending trading in securities for any account (personal or client) while in possession of material, non-public information about the issuer of the securities; or

(b)  communicating material, non-public information about the issuer of any securities to any other person.

The activities described above are not only violations of these Insider Trading Policies, but also may be violations of applicable law.

B.	Reporting of Material, Non-Public Information

Any associated person who possesses or believes that she/he may possess material, non-public information about any issuer of securities must report the matter immediately to the CCO. The CCO will review the matter and provide further instructions regarding appropriate handling of the information to the reporting individual.

C.	Definitions

Material Information. “Material information” generally includes:

any information that a reasonable investor would likely consider important in making his or her investment decision; or
any information that is reasonably certain to have a substantial effect on the price of a company’s securities.

Examples of material information include the following: dividend changes, earnings estimates, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems and extraordinary management developments.

Non-Public Information. Information is “non-public” until it has been effectively communicated to the market and the market has had time to “absorb” the information. For example, information found in a report filed with the Securities and Exchange Commission, or appearing in Dow Jones, Reuters Economic Services, The Wall Street Journal or other publications of general circulation would be considered public.

Insider Trading. While the law concerning “insider trading” is not static, it generally prohibits: (1) trading by an insider while in possession of material, non-public information; (2) trading by non-insiders while in possession of material, non-public information, where the information was either disclosed to the non-insider in violation of an insider’s duty to keep it confidential or was misappropriated; and (3) communicating material, non-public information to others.

Insiders. The concept of “insider” is broad, and includes all employees of a company. In addition, any person may be a temporary insider if she/he enters into a special, confidential relationship with a company in the conduct of a company’s affairs and as a result has access to information solely for the company’s purposes. Any person associated with the Adviser may become a temporary insider for a company it advises or for which it performs other services. Temporary insiders may also include the following: a company’s attorneys, accountants, consultants, bank lending officers and the employees of such organizations.

D.	Penalties for Insider Trading

The legal consequences for trading on or communicating material, non-public information are severe, both for individuals involved in such unlawful conduct and their employers. A person can be subject to some or all of the penalties below even if he/she does not personally benefit from the violation. Penalties may include civil injunctions, jail sentences, revocation of applicable securities-related registrations and licenses, fines for the person who committed the violation of up to three times the profit gained or loss avoided, whether or not the person actually benefited; and fines for the employee or other controlling person of up to the greater of $1,000,000 or three times the amount of the profit gained or loss avoided.

In addition, the Company’s management will impose serious sanctions on any person who violates the Insider Trading Policies. These sanctions may include suspension or dismissal of the person or persons involved.

V.	Personal Trading Policies

A.	General Information

The following policies and procedures apply to all accounts owned or controlled by an associated person, those accounts owned or controlled by members of the associated person’s immediate family, including any relative by blood, marriage or domestic partnership living in the same household, and any account in which the associated person has any beneficial interest, such as a trust. These accounts are collectively referred to as “covered accounts”. These policies also apply to reportable securities owned by persons described in this paragraph but held outside of any accounts, such as certificates held in safe deposit boxes. In the event that an associated person has a ‘casual roommate’, as opposed to a fiancé or other domestic partner, the accounts of the roommate may be exempt from the Code provisions, subject to the CCO’s determination.

Any account in question should be addressed with the CCO immediately to determine if it is a covered account.

B.	Pre-Approval

Defiance’s access persons do not typically invest in the same securities as clients. Because all access persons are in a position to know the trades under consideration for placement in client accounts, Defiance has not implemented a pre-approval policy except with respect to Initial Public Offerings (“IPO”) or private placements.

An associated person who wishes to place a trade to participate in an IPO or pursuant to a private placement must first gain the approval of the CCO. The associated person shall complete a Pre-Clearance Request Form (Schedule A) and submit it to the CCO or his/her designee. The CCO shall indicate on the form both the date and the time he/she processes the request. The requested trade must be executed no later than 4:00 p.m. on the trading day following the request. If the trade is not placed or is placed but not executed within this time period, a new Pre-Clearance Request Form must be processed.

C.	Trading in Client Securities, Black-out periods

In the limited event an associated person desires to make a trade in the same security on the same day through the same broker as client accounts, the associated person’s trade may be made as part of an aggregated block trade with client accounts through the broker. If the entire block order is not filled, then the trader will allocate the fills on a pro rata basis with covered person accounts receiving no shares or units. When such trades are completed, the prices for each broker-specific block of trades will be separately averaged, and all accounts that traded through a particular broker will receive the same price. Commissions will be charged to each account (including associated person accounts whose orders were filled) in accordance with the broker’s policy; provided, however, that if the entire block receives a single commission then the commission shall be apportioned pro rata among all participating accounts.

If bundling an associated person trades with client trades is not possible or practical for any reason, the CCO or his designee is responsible for ensuring that there is no conflict of interest with respect to the trade in question. Generally in such a scenario, trades in associated persons’ accounts will be completed after all client trades are executed. However, in the event that an associated person desires to trade in illiquid securities that are also being traded for clients’ accounts, Defiance may, in the sole discretion of the CCO, impose a Black-Out Period for such security.

D.	Quarterly reporting requirements

Each associated person must file or cause to be filed with the CCO a Personal Securities Transaction Report (the “PST Report”) within 30 days after the end of each quarter (Schedule B). PST Report forms shall be circulated by the CCO each quarter. Each PST Report shall require the covered person to certify that, for the preceding quarter: (i) the information on the PST (or in lieu thereof or in conjunction with, attached brokerage statements with transactions clearly marked) represents all of the associated person’s trading activity for the preceding quarter, and (ii) the covered person has complied with the Adviser’s trading policies in this Code of Ethics and applicable federal and state law in all respects. This report shall be reviewed by the CCO (or his/her designee) in a timely fashion. The CCO shall designate an appropriate person to review his/her reports.

If no broker is involved in a trade (unbrokered trades) by an associated person, he or she shall provide a transaction report within 10 days of the trade.

E.	Initial and Annual reporting requirements

Within 10 days of beginning employment and not later than 30 days after the end of each calendar year, each associated person file or cause to be filed with the CCO or his designee list of brokerage accounts and securities owned or controlled by the associated person, his or her spouse or minor children, or any other person or entity in which the associated person may have a beneficial interest or derive a direct or indirect benefit (Schedule C). For each security owned, the following information is required: (1) the title and type of security; (2) ticker symbol or cusip #, if applicable; (3) the number of shares and (4) the principal amount of each reportable security listed. As indicated on Schedule C, this information must be current as of a date no more than 45 days prior to the date the report is submitted. After the Initial Report, each associated person must provide an Annual Report containing this same information by January 30 of each year.

Additionally, each associated person shall instruct the broker for these accounts (the “Covered Accounts”) to send duplicate confirmations and brokerage statements for these accounts to the Company, c/o the CCO. Finally, each associated person must notify the CCO of any updates or changes to his or her Covered Accounts within 10 days of such update or change. Reports made pursuant to this Section E shall be reviewed by the CCO (or his/her designee) in a timely fashion, and another member of management shall review the CCO’s reports and requests.

F.	Prohibited and Restricted Transactions

Associated persons are prohibited from participating in IPOs (Initial Public Offerings) without proper pre- clearance and ICOs (Initial Coin Offerings) in general.

Any associated person wishing to purchase or sell a security obtained through a private placement, including purchase of any interest in a hedge fund, must first seek approval by the CCO. In addition, if an associated person who owns a security in a private company knows that the company is about to engage in an IPO, she/he must disclose this information to the CCO. Short sales of securities are prohibited.

Purchases and sales of restricted securities issued by public companies are generally prohibited, unless CCO determines that the contemplated transaction will raise no actual, potential or apparent conflict of interest.

Short-term trading by associated persons in their personal accounts, while not strictly prohibited, is discouraged. Participation in Investment Clubs must be approved in writing by the CCO in advance of any such participation.

Case-by-Case Exemptions

Because no written policy can provide for every possible contingency, the CCO may consider granting additional exemptions from the Prohibitions on Trading on a case-by-case basis. Any request for such consideration must be submitted by the covered person in writing to the CCO. Exceptions will only be granted in those cases in which the CCO determines that granting the request will create no actual, potential or apparent conflict of interest.

VI.	Sanctions

Associated persons who violate any provision of the Code of Ethics may be subject to sanctions, which may include, among other things, education or formal censure; a letter of admonition; disgorgement of profits; restrictions on such person’s personal securities transactions; fines, suspension, reassignment, demotion or termination of employment; or other significant remedial action.

All disciplinary responses to violations of the Code of Ethics shall be administered by the CCO, subject to approval, as applicable, by the president, chief executive officer or Board of Directors of the Company.

Determinations regarding appropriate disciplinary responses will be administered on a case-by-case basis, subject to the following specific policy:

Associated persons who violate the Pre-Clearance Procedures described above shall have personal trading privileges under these Personal Trading Policies suspended for three months following the discovery of the violation, and may face further discipline for repeated violations

VII.	Certification

Upon Defiance’s adoption of this Code of Ethics and annually thereafter, all associated persons are required to certify in writing his or her receipt, understanding and continuing acceptance of, as well as agreement to abide by, the guidelines and polices set forth herein (Schedules D (annual), E (initial)). New employees are required to certify in writing his or her receipt, understanding, and acceptance of, as well as agreement to abide by, the guidelines and polices set forth herein (Schedule E) within ten (10) days of employment. Additionally, any change or modification to the Code of Ethics will be distributed to all associated persons and they will be required to certify in writing their receipt, understanding and acceptance of the change(s) (Schedule F).

VIII.	Retention of Records

Defiance will maintain the following records with regard to this Code:

Copies of the original Code of Ethics and all revisions to the Code
Certifications from all associated persons regarding their receipt, acknowledgement and acceptance of the Code and subsequent revisions
A list, kept current at all times, of all associated persons subject to the Code
Annual representation by each employee regarding his or her holdings in Reportable Securities Annual representation by each employee listing his or her covered accounts
Quarterly reports, submitted by each associated person within 30 days following the end of each calendar quarter, reflecting personal securities transactions during the quarter
Copies of the annual reports to the Board of Directors pursuant to Section IX below.
IX.	Review by Board of Directors

The Adviser’s CCO must prepare an annual report on this Code of Ethics for review by the

Board of Directors of the Trust in accordance with Rule 17j-1 of the Investment Company Act of 1940. In accordance with Rule 17j-1, the report must contain the following:

1.    A description of issues arising under the Code of Ethics since the last report including, but not limited to, information about any violations of the Code, sanctions imposed in response to such violations, changes made to the Code’s provisions and procedures, and any recommended changes to the Code; and

2.    A certification that the Adviser has adopted such procedures as are reasonably necessary to prevent access persons from violating the Code of Ethics.

Code of Ethics

Schedule A

PERSONAL TRANSACTION PRECLEARANCE FORM

For Trades in IPOs and Private Placements Print Name:

Beneficial Owner Name:

Date:

# Of shares/Principal Amt:

Description of Security:

Buy or Sell:

Description (e.g., Common Stock):

Ticker Symbol (if applicable):

List Broker AND Account Number:

By signing below, I hereby certify that all of the information in this request for permission to engage in the above described transaction is true to the best of my knowledge.

SIGNATURE:

PRINT NAME:

DATE:

Describe Transaction Completely:

Is trade authorized? Yes ☐    No ☐

If authorized, trade must be placed/executed* by 4:00 p.m. on the date following the approval date.

Date Processed:

Signature, CCO or Designee, and Date

* The Code of Ethics recognizes that transactions involving IPOs and private placements are not generally executed as soon as they are placed.

Code of Ethics

Schedule B

QUARTERLY PERSONAL TRADING REPORT AND COMPLIANCE ACKNOWLEDGEMENT

Reporting Period:

Due Date:

Under the Company’s Code of Ethics and Personal Trading Policies, you are required to arrange for brokerage statements and confirmations (“Brokerage Reports”) to be sent to the CCO for accounts in which you have a direct or indirect interest or control (including accounts of your spouse or minor children) (your “Covered Accounts”). Please answer the following question/provide the following information with respect to your personal trading activity in reportable securities in covered accounts:

Were any trades conducted in the Covered Accounts during the Reporting Period?

☐ Yes   ☐ No

If yes, please attach brokerage statements with reportable transactions* clearly indicated. By signing below, I hereby represent that:

(i)  I have received, read and understand the Company’s Code of Ethics, including its insider trading policies, personal trading policies and personal trading procedures;

(ii)  This report documents every trade conducted and required to be reported in any Covered Accounts in which I have a direct or indirect interest or control during the Reporting Period;

(iii)  I have directed that duplicate Brokerage Reports be sent to the Company’s CCO (or have provided electronic access to the CCO) for all brokerage accounts in which I have a direct or indirect interest or control; and

(iv)  I followed Company’s personal trading policies (including the pre-clearance procedures) and did not violate any provision of its Code of Ethics during the Reporting Period.

ACCESS PERSON SIGNATURE:

PRINT NAME:

DATE:

REVIEWER SIGNATURE:

PRINT NAME:

DATE:

* Transactions in U.S. Treasury Securities, Certificates of Deposit and/or shares of registered mutual funds not managed by the firm or its affiliates need not be reported in this Personal Trading Report and Compliance Acknowledgement.

This Schedule B must be completed and returned no later than 30 days after the calendar quarter end.

Code of Ethics

Schedule C

EMPLOYEE REPRESENTATION OF ACCOUNTS

Employee Name:

SEC rules require that you disclose information to your employer regarding your personal investment activity.

A.    Please list all brokerage accounts you currently own, exercise control over or in which you have any direct or indirect beneficial interest (for example, spouse’s accounts, children’s accounts, etc. – see Code of Ethics or discuss with CCO for clarification). Attach additional page(s) if necessary. Please attach a copy of the most recent statement of each (must be dated within 45 days of your signature below).

B.    For any securities not held in a brokerage account listed below (i.e., held in certificate or other form), the following information must be supplied: (1) the Title and type of security; (2) ticker symbol or cusip #, if applicable; (3) the number of shares and (4) the principal amount of each reportable security listed. Also, if the brokerage report submitted under Item A above does not contain all the information listed in Item B, please provide this information for each security reflected on the brokerage statements.

Name of Account Custodian:

Account Number:

Registration (Name) on Account:

ACCESS PERSON SIGNATURE:

PRINT NAME:

DATE:

REVIEWER SIGNATURE:

PRINT NAME:

DATE:

*No Access Person may serve as Reviewer for his or her own accounts.

This Schedule C must be completed and returned no later than 30 days after the end of the calendar year.

Code of Ethics

Schedule C Addendum

EMPLOYEE REPRESENTATION OF ACCOUNTS

Employee Name:

SEC rules require that you disclose changes to your information regarding your personal investment accounts.

Please use this form to list covered accounts that have been opened or closed. Such account should be reported within 10 days of account opening or closing.

Name of Account Custodian:

Account number:

Registration (Name) on Account:

ACCESS PERSON SIGNATURE:

PRINT NAME:

DATE:

REVIEWER SIGNATURE:

PRINT NAME:

DATE:

*No Access Person may serve as Reviewer for his or her own accounts.

Code of Ethics

Schedule D

ANNUAL CERTIFICATION OF COMPLIANCE WITH THE CODE OF ETHICS

I certify that during the year ended as of the date written below, in accordance with the Company’s Code of Ethics:

1.    I have fully disclosed all reportable securities holdings in which I have, or a member of my immediate family or household has, a beneficial interest.

2.    I have obtained pre-clearance for all transactions in IPOs or private placements in covered accounts, as required by the Code of Ethics, or I have received an exception in writing from the CCO for such transaction(s).

3.  I have reported all securities transactions in which I have, or any member of my immediate family has, a beneficial interest except for transactions exempt from reporting requirements or for which I have received an exception in writing from the CCO.

4.    At no time prior to or during my employment at Defiance ETFs, have I been subject to any disciplinary action by the SEC, the Commodity Futures Trading Commission, any state regulatory authority, self-regulatory organization or foreign regulatory authority, or have I been charged in any legal proceeding with conduct that would constitute a basis for disciplinary action by a securities regulatory body.

5.  I have received, reviewed, understood, complied with, and will continue to comply with, the Code of Ethics in all respects.

6.  I have complied, and will continue to comply, with all other policies and procedures established by the Company.

EMPLOYEE SIGNATURE:

PRINT NAME:

DATE:

REVIEWER SIGNATURE:

PRINT NAME:

DATE:

Code of Ethics

Schedule E

INITIAL CERTIFICATION OF COMPLIANCE WITH THE CODE OF ETHICS

I hereby certify that I have reviewed and understand the Company’s Code of Ethics. I agree to abide by all provisions of the Code of Ethics, including, without limitation:

1.    I have fully disclosed all accounts and reportable securities holdings in which I have, or a member of my immediate family or household has, a beneficial interest (“covered securities” and “covered accounts”).

2.    I will obtain, to the extent required by the Code of Ethics, pre-clearance for all transactions, including those in IPOs or private placements in covered accounts.

3.    I will report all securities transactions in which I have, or any member of my immediate family has, a beneficial interest except for transactions exempt from reporting requirements.

4.  At no time prior to or during my employment at Defiance ETFs, have I been subject to any disciplinary action by the SEC, the Commodity Futures Trading Commission, any state regulatory authority, self- regulatory organization or foreign regulatory authority, or have I been charged in any legal proceeding with conduct that would constitute a basis for disciplinary action by a securities regulatory body.

5.	I have received, reviewed, understand, and will comply with the Code of Ethics in all respects.

6.	I will comply with all other policies and procedures established by the Company.

EMPLOYEE SIGNATURE:

PRINT NAME:

DATE:

REVIEWER SIGNATURE:

PRINT NAME:

DATE:

Code of Ethics

Schedule F

CERTIFICATION OF COMPLIANCE WITH THE CODE OF ETHICS

(Acknowledgement of Revision of Code of Ethics)

I hereby certify that I have received, reviewed and understand the change(s) in the Company’s Code of Ethics. I agree to abide by all provisions of the Code of Ethics, including, without limitation new provisions represented by this change(s).

SIGNATURE:

PRINT NAME:

DATE: